C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 21, 2010 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2010.

Summarized financial results for the quarter ended March 31 are as follows (dollars in thousands, except per share data):

	Three months ended March 31,
	2010	2009	% change

Total revenues	$ 2,074,617	$ 1,688,000	22.9%
Net revenues:
Transportation
Truck	241,665	256,359	-5.7%
Intermodal	8,496	9,801	-13.3%
Ocean	12,522	14,227	-12.0%
Air	8,835	7,337	20.4%
Other logistics services	13,419	9,970	34.6%
Total transportation	284,937	297,694	-4.3%
Sourcing	34,938	30,569	14.3%
Information services	12,726	10,340	23.1%
Total net revenues	332,601	338,603	-1.8%
Operating expenses	196,594	201,235	-2.3%
Operating income	136,007	137,368	-1.0%
Net income	$ 84,012	$ 85,383	-1.6%
Diluted EPS	$ 0.50	$ 0.50	0.0%

Our Transportation revenue increased 24.3 percent in the first quarter of 2010. Transportation net revenues decreased 4.3 percent to $284.9 million in the first quarter of 2010 from $297.7 million in the first quarter of 2009. Our Transportation net revenue margin decreased to 17.4 percent in 2010 from 22.6 percent in 2009.

Our truck net revenues, which consist of truckload and less-than-truckload ("LTL") services, decreased 5.7 percent in the first quarter of 2010. Our truckload volumes increased 22 percent in the first quarter of 2010 compared to the first quarter of 2009. Our truckload net revenue margins decreased due to higher transportation costs, higher fuel prices, and lower pricing to our customers, exclusive of the impact of fuel. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers decreased approximately three percent in the first quarter of 2010 compared to the first quarter of 2009. Our truckload transportation costs increased approximately three percent, excluding the estimated impacts of fuel. Our LTL net revenues increased approximately 20 percent. The increase was driven by an increase in total shipments of approximately 40 percent, partially offset by decreased net revenue margin and lower revenue per shipment. Our revenue per shipment declined due to price declines, including lower average weight per shipment.

Our intermodal net revenue decrease of 13.3 percent in the first quarter of 2010 was driven by the higher cost of transportation services, partially offset by increased volume.

Our ocean transportation net revenues decreased 12.0 percent in the first quarter of 2010 driven by decreased pricing, partially offset by volume increases. Excluding our previously announced acquisition of Walker Logistics Overseas Ltd. ("Walker") on June 12, 2009, our ocean transportation net revenues declined approximately 16 percent.

Our air transportation net revenue increased 20.4 percent in the first quarter of 2010. Excluding the Walker acquisition, our air transportation net revenues increased approximately 10 percent.

Other logistics services net revenues consist primarily of transportation management fees and customs brokerage fees. The increase of 34.6 percent was driven by an increase in management fees as well as the previously announced acquisition of International Trade & Commerce, Inc. ("ITC") on July 7, 2009. Excluding the acquisition of ITC, our other logistics services net revenues increased approximately 20 percent in the first quarter of 2010.

For the first quarter, our Sourcing revenues increased 17.7 percent due to the previously announced acquisition of Rosemont Farms, Inc. ("Rosemont") on September 15, 2009 and volume growth. Sourcing net revenues increased 14.3 percent to $34.9 million in 2010 from $30.6 million in 2009. Excluding the Rosemont acquisition, Sourcing net revenues decreased approximately three percent in the first quarter of 2010, due to a decrease in net revenue per case, offset partially by increased volumes.

Our Information Services revenues increased 23.1 percent in the first quarter of 2010 due to an increase in transactions and increases in some fees that are impacted by fuel prices.

For the first quarter, operating expenses decreased 2.3 percent to $196.6 million in 2010 from $201.2 million in 2009. This was due to a decrease of 4.2 percent in personnel expense. Our average headcount during the first quarter of 2010 was 4.8 percent lower than the first quarter of 2009. For the quarter, other selling, general, and administrative expenses increased 3.8 percent. As a percentage of net revenues, total operating expenses decreased slightly to 59.1 percent in the first quarter of 2010 from 59.4 percent in the first quarter of 2009.

"We are very encouraged by our volume growth in transportation," said John P. Wiehoff, chairman and chief executive officer. "While we have many ways to measure our success, shipment volume, market share, and the scope and strength of our relationships have always been some of the most critical metrics of our long-term performance. Those metrics all look positive to us for the first quarter of 2010."

Wiehoff continued, "Net revenue margin fluctuations are a part of our business model that we believe we are very capable of managing, but are difficult to predict and can have a significant impact on our results in the short term. The trends of margin compression and strong volume growth during the first quarter of 2010 have continued into the first three weeks of April, with our total net revenue activity approximating that of the first quarter."

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 35,000 customers through a network of 235 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 47,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the current recession and decreased consumer confidence, changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2010 Earnings Conference Call

Wednesday, April 21, 2010 10:00 a.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 877-941-0843; conference ID 4282239

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on April 24, 2010:800-406-7325;

passcode: 4282239#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2010	2009

Revenues:
Transportation	$1,639,236	$ 1,318,526
Sourcing	422,655	359,134
Information Services	12,726	10,340
Total revenues	2,074,617	1,688,000
Costs and expenses:
Purchased transportation and related services	1,354,299	1,020,832
Purchased products sourced for resale	387,717	328,565
Personnel expenses	146,755	153,223
Other selling, general, and administrative expenses	49,839	48,012
Total costs and expenses	1,938,610	1,550,632

Income from operations	136,007	137,368

Investment and other income	474	490

Income before provision for income taxes	136,481	137,858
Provision for income taxes	52,469	52,475
Net income	$ 84,012	$ 85,383

Net income per share (basic)	$ 0.51	$ 0.50
Net income per share (diluted)	$ 0.50	$ 0.50
Weighted average shares outstanding (basic)	165,440	169,140
Weighted average shares outstanding (diluted)	166,575	170,825

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$ 229,645	$ 337,308
Available-for-sale securities	52,716	48,310
Receivables, net	1,002,807	885,543
Other current assets	38,270	36,108
Total current assets	1,323,438	1,307,269

Property and equipment, net	115,543	117,699
Intangible and other assets	403,226	409,280
Total Assets	$ 1,842,207	$ 1,834,248

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 643,235	$ 606,514
Accrued compensation	37,254	90,855
Other accrued expenses	75,571	34,438
Total current liabilities	756,060	731,807

Long term liabilities	23,052	22,541
Total liabilities	779,112	754,348

Total stockholders' investment	1,063,095	1,079,900
Total liabilities and stockholders' investment	$ 1,842,207	$ 1,834,248

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Three months ended March 31,
	2010	2009
Operating activities:
Net income	$ 84,012	$ 85,383
Stock-based compensation	4,664	5,627
Depreciation and amortization	7,559	7,481
Provision for doubtful accounts	2,637	3,858
Other non-cash change, net	3,111	(1,258)
Net changes in operating elements	(98,058)	(42,408)
Net cash provided by operating activities	3,925	58,683

Investing activities:
Net property additions	(4,368)	(11,613)
Purchases of available-for-sale securities	(8,541)	-
Sales/maturities of available-for-sale securities	6,481	750
Other assets	(25)	-
Net cash used for investing activities	(6,453)	(10,863)

Financing activities:
Net repurchases of common stock	(62,847)	(49,278)
Excess tax benefit from stock-based compensation plans	2,391	1,983
Cash dividends	(42,409)	(39,573)
Net cash used for financing activities	(102,865)	(86,868)
Effect of exchange rates on cash	(2,270)	(5,995)

Net change in cash and cash equivalents	(107,663)	(45,043)
Cash and cash equivalents, beginning of period	337,308	494,743
Cash and cash equivalents, end of period	$229,645	$ 449,700

	As of March 31,
	2010	2009
Operational Data:
Employees	7,350	7,481
Branches	235	231

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